EXHIBIT 10.1

ELECTRONIC ARTS INC.
EXECUTIVE BONUS PLAN

As Amended on May 16, 2018

Effective April 1, 2018

1.
Purpose. The purpose of this Plan is to provide certain employees of the Company and its subsidiaries with incentive compensation based upon the level of achievement of financial, business and other performance criteria.

2.	Definitions.

(a)	“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

(b)	“Board” means the Board of Directors of the Company.

(c)
“Bonus” means a cash payment made pursuant to this Plan with respect to a particular Performance Period, determined pursuant to Section 8 below; provided, however, that a Bonus shall not be greater than an amount equal to three hundred percent (300%) of the Bonus Target, and notwithstanding the foregoing, in any event the Bonus shall not exceed $5,000,000 in any Fiscal Year.

(d)
“Bonus Target” shall mean a Bonus amount that may be paid if one hundred percent (100%) of all the applicable Performance Measures are achieved at target in the Performance Period. The Bonus Target shall be equal to a fixed percentage of the Participant’s base salary for such Performance Period, and such fixed percentage shall not exceed two hundred percent (200%) of a Participant’s base pay.

(e)
“Bonus Formula” means as to any Performance Period, the formula established by the Committee pursuant to Section 6 in order to determine the Bonus amounts, if any, to be paid to Participants based upon the level of achievement of targeted goals for the selected Performance Measures. The formula may differ from Participant to Participant or business group to business group.

(f)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(g)	“Company” means Electronic Arts Inc., a Delaware corporation.

(h)	“Committee” means the Compensation Committee of the Board.

(i)	“Fiscal Year” means the 52- or 53-week period that ends on the Saturday nearest March 31.

(j)	“Participant” means any senior executive of the Company or of an Affiliate who has been selected by the Committee to participate in the Plan for a given Performance Period.

(k)
“Performance Measure” means any of the factors from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, in each case as specified by the Committee: profit before tax; revenue (on an absolute basis or adjusted for currency effects); net revenue; earning (which may include earnings before interest and taxes, earning before taxes and net earnings); operating income; operating margin; operating profit; controllable operating profit, or net operating profit; net profit; gross margin; operating expenses or operating expenses as a percentage of revenue; net income; earning per share; total stockholder return; market share; return on assets or net assets; the company’s stock price; growth in stockholder value relative to a pre-determined index; return on equity; return on invested capital; cash flow (including free cash flow or operating cash flows); cash conversion cycle; economic value added; contract awards or backlog; overhead or other expense reduction; credit rating; strategic plan development and implementation; improvement in workforce diversity; customer indicators; new product invention or innovation; attainment of research and development milestones; improvements in productivity; attainment of objective operating goals and employee metrics; or any other measure determined appropriate in the Committee’s discretion.

(l)	“Performance Period” means any Fiscal Year or such other period as determined by the Committee.

(m)	“Plan” means this Electronic Arts Inc. Executive Bonus Plan, as amended from time to time.

3.	Eligibility. Participants are eligible to participate in this Plan for a given Performance Period.

4.	Plan Administration.

(a)
The Committee shall be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Bonuses, prescribe forms and procedures for purposes of Plan participation and distribution of Bonuses and adopt rules, regulations and to take such actions as it deems necessary or desirable for the proper administration of this Plan. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company for administrative purposes.

(b)
Any rule or decision by the Committee or its delegate(s) that is not inconsistent with the provisions of this Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

5.	Term. This Plan shall be effective as of April 1, 2018 and shall continue until the termination under Section 9 of this Plan.

6.	Bonuses. For each Performance Period, the Committee shall designate or approve in writing, the following:

(a)	Performance Period;

(b)	Positions or names of employees who will be Participants for the Performance Period;

(c)	Targeted goals for selected Performance Measures during the Performance Period;

(d)	Bonus Target for each Participant or group of Participants; and

(e)	Applicable Bonus Formula for each Participant, which may be for an individual Participant or a group of Participants.

7.	Determination of Amount of Bonus.

(a)
Calculation. After the end of each Performance Period, the Committee shall review and confirm the extent to which the targeted goals for the Performance Measures applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus for each Participant shall be determined by applying the Bonus Formula to the level of actual performance that has been confirmed by the Committee. Notwithstanding any contrary provision of this Plan, the Committee, in its sole discretion, may adjust the Bonus payable to any Participant below that which otherwise would be payable under the Bonus Formula.

The Committee may appropriately adjust any evaluation of performance under a Performance Measure to exclude any of the following events that occurs during a Performance Period: (A) the effects of currency fluctuations, (B) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Company press release and Form 8-K filing relating to an earnings announcement, (C) asset write-downs, (D) litigation or claim judgments or settlements, (E) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (F) accruals for reorganization and restructuring programs, (G) any other extraordinary or non-operational items, and (H) and any other adjustments determined appropriate in the Committee’s discretion.

(b)
Right to Receive Payment. Each cash portion of a Bonus under this Plan shall be paid solely from general assets of the Company and its Affiliates. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to, or form of, payment of a Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Except as may otherwise be provided for in Section 8 below, in the event a Participant terminates employment with the Company (or any Affiliate) prior to the end of a Performance Period he or she shall not be entitled to the payment of a Bonus for the applicable Performance Period.

8.	Payment of Bonuses.

(a)
Timing of Distributions. The Company and its Affiliates shall distribute amounts payable to Participants as soon as is administratively practicable following the determination of the Committee for a Performance Period, but in no event later than two and one-half months after the end of the calendar year in which the Performance Period ends, except to the extent a Participant has made a timely election to defer the payment of all or any portion of such Bonus under the Electronic Arts Inc. Deferred Compensation Plan or any other Company approved deferred compensation plan or arrangement.

(b)
Payment. The payment of a Bonus, if any (as determined by the Committee at the end of the Performance Period), with respect to a specific Performance Period requires that the employee be an active employee on the Company’s or its Affiliate’s payroll on the date that such Bonus is paid, subject to subsection (d), below. Additionally, the Committee may make exceptions to the foregoing active employment requirement in the case of death or disability, or in the case of a corporate change in control, in each case as determined by the Committee.

(c)	Lump Sum. The Bonus shall be payable in cash in a single lump sum.

(d)
Change in Status. A Participant who has a change in status that results in being ineligible to participate in this Plan in a Performance Period may receive a prorated Bonus, if any (as determined by the Committee at the end of the Performance Period, in its sole discretion), under this Plan; the method in which a Bonus is prorated shall be determined by the Committee in its sole discretion.

(e)
Code Section 409A. To the extent that any Bonus under the Plan is subject to Code Section 409A, the terms and administration of such Bonus shall comply with the provisions of such Section, applicable IRS guidance and, good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee.

9.	Amendment and Termination.

(a)
The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Bonus granted hereunder. Notwithstanding the foregoing, the Committee may any amend, modify, suspend or terminate this Plan if any such action is required by law. At no time before the actual distribution of funds to Participants under this Plan shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

(b)
In the case of Participants employed outside the United States, the Company or its Affiliate may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.

10.
Withholding. Distributions pursuant to this Plan shall be subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by the Company, and all other authorized deductions.

11.
No Additional Participant Rights. The selection of an individual for participation in this Plan shall not give such Participant any right to be retained in the employ of the Company or any of its Affiliates, and the right of the Company and any such Affiliate to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Company, with or without cause, is specifically reserved. No person shall have claim to a Bonus under this Plan, except as otherwise provided for herein, or to continued participation under this Plan. There is no obligation for uniformity of treatment of Participants under this Plan. The benefits provided for Participants under this Plan shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants. The employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment contract with the Company or one of its Affiliates, in accordance with the terms and conditions of the Participant’s employment agreement.

12.
Successors. All obligations of the Company or its Affiliates under this Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.	Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution.

14.
Severability. If any portion of this Plan is deemed to be in conflict with local law, that portion of the Plan, and that portion only, will be deemed void under local law. All other provisions of the Plan will remain in effect.

15.	Governing Law. This Plan shall be governed by the laws of the State of Delaware, without regard to any conflicts of laws.